Exhibit 10.1

EMPLOYMENT TERMINATION AGREEMENT

THIS EMPLOYMENT TERMINATION AGREEMENT (the "Agreement") is made and entered into by and between M. BURKE WELSH, JR., an individual, on behalf of himself, his spouse, agents, representatives, attorneys, assignees, heirs, executors, administrators, beneficiaries and trustees ("WELSH"), and PAB BANKSHARES, INC. (the “COMPANY”) and THE PARK AVENUE BANK (the “BANK”) on behalf of themselves, their predecessors, successors, all former, current and future related companies, divisions, subsidiaries, affiliates and parents, and collectively, their former, current and future directors, officers, employees, agents, representatives, attorneys, fiduciaries, assignees, heirs, executors, administrators, beneficiaries and trustees (the “COMPANIES”).   WELSH and the COMPANIES are sometimes referred to together as the “parties” or individually as a “party.”

WITNESSETH:

WHEREAS, WELSH is employed as the President and Chief Executive Officer of the COMPANIES pursuant to an Employment Agreement dated May 1, 2008 (the “Employment Agreement”), between WELSH and the COMPANIES; and

WHEREAS, WELSH and the COMPANIES desire to fully and finally terminate the Employment Agreement and resolve any and all obligations that each may have against the other under the Employment Agreement or otherwise in an amicable manner;

NOW, THEREFORE, in consideration of the mutual covenants and promises each party has made to the other as set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, WELSH and the COMPANIES agree as follows:

1.            Termination of Employment and Employment Agreement. Effective on the date that this Agreement is executed by both parties (the “Termination Date”), WELSH resigns his employment with the Companies and further resigns as President, Chief Executive Officer and Director of the COMPANIES.   Except as provided herein, the terms of the Employment Agreement shall terminate as of the Termination Date.

2.            General Waiver And Release.  WELSH fully and completely waives, releases, and forever discharges the COMPANIES from any and all claims, charges, complaints, actions, causes of action, grievances, controversies, demands, agreements, contracts, covenants, promises, liabilities, judgments, obligations, debts, damages (including, but not limited to, actual, compensatory, exemplary and punitive damages), attorneys' fees and costs and/or any other liabilities of any kind, nature, description or character which he may have against the COMPANIES arising out of WELSH’S employment with the COMPANIES, the termination of his employment with the COMPANIES, and/or any other occurrence whatsoever before the date that WELSH executes this Agreement, whether known or unknown, suspected or concealed, and whether presently asserted or otherwise, including, but not limited to, all claims that the COMPANIES:

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violated public policy or common law (including claims for breach of contract, promissory estoppel, detrimental reliance, retaliatory discharge, personal injury, invasion of privacy, negligent hiring, retention or supervision, defamation, intentional or negligent infliction of emotional distress and/or mental anguish, intentional or tortious interference with contract, negligence, or loss of consortium); or

Exhibit 10.1

•	violated their personnel policies or handbooks, or any purported contract of employment, express or implied, between WELSH and the COMPANIES; or

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failed to provide WELSH with any severance pay or other benefits pursuant to the terms of any employee benefit plan or arrangement of the COMPANIES, violated the terms of any such employee benefit plan, breached any fiduciary obligation with respect to such plan or arrangement, or discriminated against WELSH for the purpose of preventing WELSH from obtaining benefits pursuant to the terms of any such plan or arrangement, or in any way violated any provision of the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; or

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retaliated against or discriminated against WELSH on the basis of age, sex (including sexual harassment), race, disability, handicap, national origin, age, ancestry, religion, sexual orientation, marital status, parental status, caregiver status, source of income, or any other basis in violation of any city, local, state or federal laws, ordinances, executive orders, regulations or constitutions or otherwise violated any city, local, state, or federal laws, ordinances, executive orders, regulations or constitutions, including Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Equal Pay Act, 29 U.S.C. § 206(d), and the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq. (“ADEA”).

For the purpose of implementing a full and complete waiver and release, WELSH expressly acknowledges that the waiver and release he gives in this Agreement is intended to include in its effect, without limitation, claims that he did not know or suspect to exist in his favor at the time WELSH executes this Agreement, regardless of whether the knowledge of such claims, or the facts upon which they might be based, would materially have affected the settlement of this matter, and that the consideration given under the Agreement was also for the waiver and release of those claims and contemplates the extinguishment of any such unknown claims.

3.            Covenant Not To Sue.  WELSH also agrees not to sue the COMPANIES, either individually or collectively, in any forum for any claim covered by the waiver and release set forth in Paragraph 2, except that WELSH may bring a claim under the ADEA to challenge this Agreement.  If WELSH violates this Agreement by suing the COMPANIES, other than under the ADEA to challenge this Agreement, WELSH shall be liable to the COMPANIES for their reasonable attorneys’ fees and other litigation costs incurred in defending against such a lawsuit.

4.            Rights And Claims Excluded From Waiver And Release.  This Agreement does not waive any rights that cannot be waived by law, including WELSH’S right to file an administrative charge of discrimination.  WELSH is waiving, however, any right to monetary recovery should any administrative agency (such as the Equal Employment Opportunity Commission) pursue any claims on his behalf.

5.            Non-Admission Of Liability.  WELSH acknowledges that nothing contained in this Agreement, nor any of the acts taken thereunder, shall be deemed or construed as an admission of liability of any violation of any applicable law, ordinance, order, regulation, or constitution of any kind.

Exhibit 10.1

6.            Future Cooperation.  Upon reasonable advance notice from the COMPANIES, following the Termination Date, WELSH shall make himself available to the COMPANIES or their designated representatives for the purposes of:  (a) providing information regarding the projects, files, and matters on which WELSH worked for the purpose of transitioning such projects; and (b) providing information and/or testimony regarding any other matter, file, project, and/or client with whom WELSH was involved while employed with the COMPANIES.

7.            Future Assurance.  Upon a reasonable request by the COMPANIES, WELSH agrees to take any and all actions, including, without limitation, the execution of certificates, documents, or instruments necessary or appropriate to give effect to the terms and conditions set forth in this Agreement.

8.            Consideration.

(a)           In consideration for WELSH’S agreement to terminate the Employment Agreement, to fully release the COMPANIES from any and all claims under the Employment Agreement or otherwise, and the other duties and obligations of WELSH contained herein, the parties agree, subject to Paragraph 18 below, that the BANK shall pay severance to WELSH in a total, gross amount of Seven Hundred Thirty Thousand Dollars ($730,000), less any amounts required to be withheld under applicable law.  The COMPANIES will issue to WELSH an IRS Form W-2 indicating the amount withheld under applicable law.  Such payment shall be made as soon as administratively feasible following the expiration of the revocation period applicable to this Agreement, but in no event later than May 30, 2009.

(b)           Notwithstanding anything else contained herein to the contrary, no payment shall be made or benefits delivered under this Agreement (other than payments required to be made by the COMPANIES pursuant to Paragraph 9 below) unless and until the applicable revocation period to this Agreement has expired without WELSH having elected to revoke the Release.  WELSH agrees and acknowledges that he would not be entitled to the consideration described herein absent execution of this Agreement.

9.            Other Benefits.

(a)           Nothing in this Agreement shall:

(i)            alter or reduce any vested, accrued benefits (if any) WELSH may be entitled to receive under any 401(k) plan established by the COMPANIES, which shall be paid in accordance with the terms of the 401(k) plan;

(ii)           affect WELSH’S right (if any) to elect and pay for continuation of WELSH’S health insurance coverage under COMPANIES’ health plans pursuant to  the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or other applicable law concerning health care continuation coverage;

(iii)           affect WELSH’S right (if any) to receive (i) any Base Salary, as defined in the Employment Agreement, that accrues through the Termination Date but is unpaid, (ii) any reimbursable expenses that WELSH incurs before the Termination Date but are unpaid, provided Welsh has provided substantiation of such expenses, (iii) any unused paid time off days (including vacation days) accrued through the Termination Date, all of which shall be paid as soon as administratively practicable (and in any event within thirty (30) days) after the Termination Date;

Exhibit 10.1

 (iv)         affect WELSH’s right to continue to receive his health care benefits through the Termination Date, as in effect as of the date hereof, which health care benefits will continue through the Termination Date, except with respect to any changes in benefits that are applicable generally to the other executives of the COMPANIES; or

(vi)           alter or reduce the vested benefits to which WELSH is entitled under any of the COMPANIES’ other benefit plans (including any stock option plans), which shall be paid in accordance with the terms of those plans.

10.           Additional Consideration.

(a)           Mutual Confidentiality.  The parties agree that, as a condition of, and as further consideration for, this Agreement, they shall keep strictly confidential the circumstances leading up to the termination of WELSH’S employment with the COMPANIES, the terms and provisions of this Agreement, and all of the discussions, conversations, and negotiations leading to the execution of this Agreement, and the parties shall not directly or indirectly disclose, reveal, publicize, publish, or in any other manner communicate to or with any other person, any of the foregoing, except to any attorney(s) or tax advisor(s), or as required by law, or by WELSH to his spouse.  Any such disclosure to the parties’ attorney(s), or tax advisor(s), or by WELSH to his spouse, will be made only if those persons must have such information for the performance of his or her responsibilities and each of those individuals must be informed of the confidential nature of this Agreement. WELSH agrees that if he violates Paragraph 10(a) of this Agreement, he has breached this Agreement, the COMPANIES will be irreparably harmed as a matter of law and will be entitled to immediate injunctive relief.   Notwithstanding the foregoing, WELSH may tell prospective employers the dates of his employment, the positions held, the evaluations received, and WELSH’S duties and responsibilities and salary with the COMPANIES.

(b)           Mutual Non-disparagement.  The parties agree that, as a condition of, and as further consideration for, this Agreement, they will not engage in, or induce other persons or entities to engage in, any harassing or disparaging conduct or negative or derogatory statements directed at WELSH or the COMPANIES or any of the COMPANIES’ affiliates at any time in the future.  Notwithstanding the foregoing, this Paragraph 10(b) may not be used to penalize WELSH or the COMPANIES for providing truthful testimony under oath in a judicial or administrative proceeding or complying with an order of a court or government agency of competent jurisdiction.

11.           Indemnification.  To the fullest extent provided in the COMPANIES’ by-laws and by Georgia law, the COMPANIES shall indemnify and defend WELSH against any and all future claims and civil actions arising out of his employment as President and Chief Executive Officer of the COMPANIES.

12.           Other Agreements By WELSH.  WELSH also agrees that:

•	he is entering into this Agreement knowingly, voluntarily, and with full knowledge of its significance. WELSH has not been coerced, threatened, or intimidated into signing this Agreement;

•	he has carefully read this Agreement and fully understands all of the provisions of this Agreement;

Exhibit 10.1

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any information provided to him about the terms of this Agreement by the COMPANIES does not constitute legal advice, that he understands that the COMPANIES’ outside counsel is not his attorney and that the COMPANIES have expressly advised him to consult with his own attorney about the terms of this Agreement;

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he understands that he has at least Twenty-One (21) days to consider the Agreement prior to signing it and shall have seven (7) days following the execution and delivery of this signed Agreement to revoke said Agreement in writing by delivering written notice of such revocation upon the attorney for the COMPANIES, Richard Gerakitis, Troutman Sanders LLP, 600 Peachtree Street, N.E., Suite 5200, Atlanta, Georgia 30308-2216.  Written notice may be given via facsimile to Richard Gerakitis at 404-962-6568 if advance notice of this facsimile is provided by a telephone call or voice mail to 404-885-3328.  If WELSH does not revoke the signed Agreement on or before the close of business (5:00 p.m. Eastern Time) of the seventh day after he delivers the signed Agreement, the entirety of the Agreement shall immediately become effective.  However, if WELSH revokes the Agreement, he understands that he will not receive any benefits pursuant to the Agreement;

•	in signing this Agreement, he does not rely on and has not relied on any representation or statement (written or oral) not specifically set forth in this Agreement; and

•	he was not coerced, threatened, or otherwise forced to sign this Agreement, and he is voluntarily signing and delivering this Agreement of his own free will.

13.           Return of All Property and Information of the COMPANIES.  WELSH agrees to return all of the COMPANIES’ property within seven (7) days following the Termination Date. To the extent that WELSH is provided with information of the COMPANIES in connection with performance of duties pursuant to Paragraph 6 of this Agreement, he shall retain such information only for so long as it is necessary for the performance of such duties and shall return all of the COMPANIES’ information at any time upon the COMPANIES’ request.

14.           Restrictive Covenants.

(a)           Definitions.  For purposes of this Agreement, the following terms shall have the following respective meanings:

(i)           “Business of the Companies” means the services of banking and the provision, selling, marketing, or distribution of products and/or services that are the same, or substantially the same, as those sold, marketed, distributed, or provided, by the COMPANIES during the term of the Employment Agreement.

(ii)           “Confidential Information” means any secret or confidential information or know-how and shall include, but shall not be limited to, the plans, strategic plans, budgets, customers, costs, prices, uses, and applications of products and services, results of investigations, studies owned or used by the COMPANIES, and all products, processes, compositions, computer programs, and servicing, marketing or operational methods and techniques at any time used, developed, investigated, made or sold by the COMPANIES, before or during the term of the Employment Agreement, that are not readily available to the public or that are maintained as confidential by such person.

Exhibit 10.1

 (iii)           “Material Contact” means contact in person, by telephone, or by paper or electronic correspondence in furtherance of the Business of the Companies while employed by the COMPANIES.

(iv)           “Restricted Territory” means, and is limited to, the the counties of Henry, Newton, Spalding, Fayette, Butts, Clayton, Fulton, DeKalb, Gwinnett, Cobb, Forsyth, Hall, Lowndes, Cook, Grady and Decatur in the State of Georgia and the counties of Duval, St. John and Marion in the State of Florida.  WELSH acknowledges and agrees that this is the area in which the COMPANIES conduct Business at the time of the execution of this Agreement, and in which WELSH had responsibility on behalf of the COMPANIES during his employment.

(b)           Non-Competition.  WELSH agrees that for a period of twelve (12) months following the Termination Date, WELSH will not, either for himself or on behalf of any other person or entity, compete with the Business of the Companies within the Restricted Territory by performing activities involving the Business of the Companies which are the same as or similar to those performed by WELSH for the COMPANIES while employed by the COMPANIES.

(c)           Non-Solicitation of Customers.  WELSH agrees that for a period of twelve (12) months following the Termination Date, WELSH shall not, directly or indirectly, solicit any actual or prospective customers of COMPANIES with whom WELSH had Material Contact, for the purpose of selling any products or services which compete with the Business of Companies.

(d)           Non-Recruitment of Employees or Contractors.  WELSH agrees that for a period of twelve (12) months following the Termination Date, WELSH will not, directly or indirectly, solicit or attempt to solicit any employee or contractor of the COMPANIES with whom WELSH had Material Contact, to terminate or lessen such employment or contract.

(e)           Non Disclosure of Confidential Information. WELSH agrees to maintain in confidence, not disclose to any person, or use to the benefit of WELSH any Confidential Information of any person received by WELSH as a result of WELSH’s employment with the COMPANIES.

(f)           Acknowledgments.  WELSH hereby acknowledges and agrees that the covenants contained in (b) through (e) of this Paragraph 14 hereof are reasonable as to time, scope and territory given the COMPANIES’ need to protect their business, customer relationships, personnel, and Confidential Information.  In the event any covenant or agreement in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.  WELSH acknowledges and represents that WELSH has substantial experience and knowledge such that WELSH can readily obtain subsequent employment which does not violate this Agreement and that the restrictive covenants contained in this Paragraph 14 are intended to supersede the restrictive covenants contained in the Employment Agreement.

Exhibit 10.1

 (g)           Specific Performance.  WELSH acknowledges and agrees that any breach of the provisions of this Paragraph 14 by him will cause irreparable damage to the Companies, the exact amount of which will be difficult to determine, and that the remedies at law for any such breach will be inadequate.  Accordingly, WELSH agrees that, in addition to any other remedy that may be available at law, in equity, or hereunder, the COMPANIES shall be entitled to specific performance and injunctive relief, without posting bond or other security, to enforce or prevent any violation of any of the provisions of this Paragraph 14 by the WELSH.

(h)           Limitation. The ownership or control of up to five percent (5%) of the outstanding securities of any class of a bank or bank holding company doing business in the Restricted Territory, which has a class of securities registered under the Securities Exchange Act of 1934, as amended, shall not be deemed to be a violation of the provisions of this Paragraph 14.

15.           Entire Agreement/Severability.  This Agreement sets forth the entire agreement between WELSH and the COMPANIES and supersedes any other written or oral understandings (except for any Consulting Agreement WELSH may have entered into with the COMPANIES) unless specifically excluded herein.  WELSH and the COMPANIES agree that if any phrase, clause or provision of this Agreement is declared to be illegal, invalid or unenforceable by a court of competent jurisdiction, such phrase, clause or provision shall be deemed severed from this Agreement, but will not affect any other provisions of this Agreement, which shall otherwise remain in full force and effect.  If any phrase, clause or provision in this Agreement is deemed to be unreasonable, onerous or unduly restrictive by a court of competent jurisdiction, it shall not be stricken in its entirety and held totally void and unenforceable, but shall remain effective to the maximum extent permissible within reasonable bounds.  If any waiver, release or covenant not to sue set forth in Paragraphs 2 and 3 is deemed to be illegal, invalid or unenforceable in whole or in part, the COMPANIES’ obligations under this Agreement shall be nullified.

16.           No Assignment.  WELSH may not assign this Agreement, in whole or in part, without the prior written consent of the COMPANIES, and any attempted assignment not in accordance herewith shall have no force or effect.

17.           Construction of Agreement and Venue for Disputes.  This Agreement shall be deemed to have been jointly drafted by WELSH and the COMPANIES and shall not be construed more strongly against either party.  This Agreement shall be governed by the laws of the State of Georgia, and the parties agree that any actions arising out of or relating to this Agreement or WELSH’S employment with the COMPANIES, or the termination of WELSH’S employment with the COMPANIES, shall be brought exclusively in either the United States District Court for the Southern District of Georgia, Valdosta Division or the State or Superior Courts of Lowndes County, Georgia.

Exhibit 10.1

18.           Code Section 409A.  Notwithstanding any other provision of this Agreement, it is intended that any payment or benefit which is provided pursuant to, or in connection with, this Agreement that is considered to be deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) shall be provided and paid in a manner, and at such time, as complies with the applicable requirements of Section 409A of the Code.  It is intended that the termination of employment under this Agreement shall be a "separation from service" within the meaning of Section 409A of the Code, where it is reasonably anticipated that WELSH will either perform no further services for the COMPANIES after such date or that the level of bona fide services WELSH will perform after that date (whether as an employee or independent contractor) will permanently decrease to no more than 20 percent of the average level of bona fide services he performed over the immediately preceding 36-month period (or, such lesser period as WELSH provided service to the  COMPANIES).  For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code. If WELSH is a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) and any stock of the COMPANIES (or any of their affiliates) is publicly traded on an established securities market or otherwise, then payment of any amount or provision of any benefit under this Agreement which is considered deferred compensation subject to Section 409A and which is payable as a result of separation from service shall be delayed for six (6) months after WELSH experiences a “separation from service” or, if earlier, until WELSH’s death, as required by Section 409A(a)(2)(B)(i) of the Code (the "409A Deferral Period").  The payments that would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends.  However, the payments and benefits provided hereunder are intended to be exempt from the definition of “deferred compensation” for purposes of Section 409A of the Code and therefore, not subject to delay during the 409A Deferral Period.  Notwithstanding the foregoing, neither the COMPANIES, nor any of their affiliates, nor any of their officers, directors, employees or representatives shall be liable to WELSH if any payments or benefits provided hereunder are considered deferred compensation or for any interest, taxes or penalties resulting from non-compliance with Section 409A of the Code.

M. BURKE WELSH, JR.

/s/ M. Burke Welsh, Jr

Date:	4/6/09

FOR PAB BANKSHARES, INC.

/s/ Thompson Kurrie, Jr.

Title:	Vice Chairman

Date:	4/6/09

FOR THE PARK AVENUE BANK

/s/ Thompson Kurrie, Jr.

Title:	Vice Chairman

Date:	4/6/09